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                                                                  EXHIBIT 18


                   [LETTERHEAD OF COOPERS & LYBRAND L.L.P.]

February 14, 1995


Unocal Corporation
1201 West Fifth Street
Los Angeles, California 90017

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing for the year ended December 31, 1994, pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in the accounting policy for assessing the impairment of producing oil and gas properties from an aggregated country-wide basis to a field-by-field basis contained in the company's Form 10-K for the year ended December 31, 1994. Based on our reading of the data and discussions with company officials of the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment and business planning, we concur that the newly adopted accounting principle described above is preferable in the company's circumstances to the method previously applied.


/s/ COOPERS & LYBRAND L.L.P.
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COOPERS & LYBRAND L.L.P.
LOS ANGELES, CALIFORNIA